Exhibit 99.1

DREAMS, INC. ANNOUNCES SIX MONTHS AND QUARTERLY FINANCIAL RESULTS

Six month revenue up 28% to a record $32.2 million

Quarterly revenue up 30% to a record $13.7 million

PLANTATION, FL., August 14, 2008-Dreams, Inc. (AMEX:DRJ) announced today its six-months and quarterly financial results for the period ended June 30, 2008. For the six-months ended June 30, 2008, Dreams, Inc.’s (“Dreams”) total revenues increased 28%, to a record $32.2 million, versus $25.1 million reported for the six months ended June 30, 2007. For the quarter, revenues rose 30%, to a record $13.7 million, compared to $10.5 million reported in the same quarter last year. Net losses for the six months ended June 30, 2008 were $1.4 million, versus $1.3 million in net losses for the same period last year. Net losses for the quarter ended June 30, 2008 were $1.1 million, versus a loss of $873,000 for the same quarter last year.

Ross Tannenbaum, Dreams’ President & CEO stated, “We were pleased to experience meaningful revenue growth from our core segments for the six months ended June 30, 2008. Our manufacturing/distribution segment revenues were up 41.2%, anchored by the Orange Bowl Stadium project revenues and the addition of Schwartz Sports. Our retail revenues were up 24.7%. This blended retail rate consisted of the Internet division, continuing to provide significant growth at 42.2%, primarily through www.fansedge.com, while our store results are showing an encouraging trend by ending the six months virtually even with the comparable period, even though same store sales during the first quarter of 2008 were off 13%.

“For the three months ended June 30, 2008, our consolidated revenue growth of 30% was slightly higher than budget. Our manufacturing/distribution segment revenues were up 47.1% for the quarter, influenced by some larger corporate sales of autographed Tom Brady, Peyton & Eli Manning product and the Schwartz Sports acquisition completed August 1 of last year and therefore, not included in the comparable quarter. Our retail revenues were up 21.8%. This blended retail rate consisted of the Internet division being up 32.6%, with same store sales up slightly.

“While losses increased slightly for the three and six months ended June 30, 2008, they were consistent with our internal budgets, and we remain on target to achieve our record projected financial goals of $91 million in revenues and a fourth consecutive year of increasing profitability for the twelve months ending December 31. Our business is cyclical and the second calendar quarter is typically the weakest quarter in our industry. Our historical business model generates a greater portion of our annual revenues and profits in the holiday quarter (October-December).

“This was an eventful quarter with our execution of our multi-channel retailing strategy. That is, to drive one brand via multiple channels. Specifically, we added our first FansEdge store to be cross-marketed with the incredible success this brand has enjoyed on-line. The store opened on May 21, 2008 in the Fox Valley Mall in Aurora, IL and generated $100,000 in sales for the initial 40 days and continues to thrive. Additional FansEdge store locations have been identified and are targeted to open in the greater Chicago area to leverage the start of the 2008 holiday quarter.

“In addition, we recently announced the strong response we have received with the introduction of our Syndication services. Dreams Retail Solutions has rapidly built a clientele representing almost every sector of the sports industry. The prime example is Majestic Athletic, the official licensee of on-field apparel for Major League Baseball, for which we created and operate the Majestic Clubhouse Store. Other beneficiaries of our services include Pro Football Weekly, the Sporting News and Beckett. We are now positioned to grow this business through the addition of numerous sports-oriented companies looking to launch an e-commerce presence on the Internet or replace an existing online fan shop with a comprehensive, scalable e-commerce platform.

“We believe our recent investments along with investments made over the previous few years towards bringing these concepts to market, will provide Dreams with additional revenues and profits without the need for significant increases in infrastructure”, concluded Tannenbaum.

DREAMS, INC. trades under the ticker symbol: AMEX:DRJ

www.dreamscorp.com

Dreams, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations – Unaudited

(Dollars in Thousands, except share amounts and earnings per share amounts)

	Six Months Ended June 30,		Three Months Ended June 30,
	2008	2007	2008	2007
Revenues:
Manufacturing/Distribution	$9,605	$6,834	$3,993	$2,496
Retail	22,240	17,768	9,474	7,811
Other	322	572	183	241

Total Revenues	$32,167	$25,174	$13,650	$10,548
Expenses:
Cost of sales-mfg/distribution	$5,464	$4,092	$2,477	$1,247
Cost of sales-retail	12,185	10,065	5,206	4,252
Operating expenses	15,804	12,486	7,301	5,924
Depreciation and amortization	541	461	332	268

Total Expenses	$33,994	$27,104	$15,316	$11,691

(Loss) before interest and taxes	(1,827)	(1,930)	(1,666)	(1,143)
Interest expense, net	372	375	224	237
Other expense	70	87	32	45

(Loss) before income taxes	(2,269)	(2,392)	(1,922)	(1,425)
Income tax benefit	870	1,072	763	552

Net (loss)	$(1,399)	$(1,320)	$(1,159)	$(873)

(Loss) per share:
Basic: (Loss) per share	(0.04)	$(0.04)	$(.03)	$(0.02)
Weighted average shares outstanding – Basic	37,560,590	36,853,397	37,556,376	36,958,391
Diluted: (Loss) per share	$(0.04)	$(0.04)	$(.03)	$(0.02)
Weighted average shares outstanding – Diluted	37,728,136	37,213,010	37,718,100	37,287,900

Dreams, Inc. Investor Relations Contact Info:

David M. Greene, Senior Vice-President

Phone: 954-377-0002

Fax: 954-475-8785

dgreene@dreamscorp.com

Public Relations for Dreams, Inc.:

Boardroom Communications

Jennifer Clarin and/or Caren Berg

Phone: (954) 370-8999, Fax: (954) 370-8892

Email: jclarin@boardroompr.com

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Statements contained in this press release, which are not historical facts, are forward looking statements. The forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein contain a number of risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, specific factors impacting the Company’s business including increased competition; the ability of the company to expand its operations and attract and retain qualified personnel, the uncertainty of consumer’s desires for sports and celebrity memorabilia; the availability of product; availability of financing; the ability to sell additional franchises; and general economic conditions.

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